Exhibit 99.1

RRD Enters into Definitive Agreement to Sell its DLS Worldwide Logistics business to TFI International for $225 Million Cash

September 15, 2020

CHICAGO—(BUSINESS WIRE)—R.R. Donnelley & Sons Company (NYSE:RRD) (“RRD” or the “Company”), a leading global provider of marketing and business communications, today announced that it has signed a definitive agreement to sell its DLS Worldwide Logistics business to TFI International (TFI) (NYSE and TSX: TFII) for $225 million in cash, subject to a customary working capital adjustment. The agreement stipulates 10 percent of the purchase price will be held in escrow while the remainder will be paid at closing. The transaction does not include RRD’s International Mail and Parcel Logistics business and is expected to close within the next 60 days pending regulatory approvals and other customary closing conditions.

Dan Knotts, RRD’s President and Chief Executive Officer stated, “The sale of our DLS Worldwide business further demonstrates our strategic focus and ongoing commitment to optimize our business portfolio, reduce debt and improve liquidity, all while remaining strongly positioned as an industry leading provider of marketing and business communications. As we move through the final phase of this transaction, we are laser focused on facilitating a smooth transition for our employees while continuing to deliver the exceptional service our DLS Worldwide clients have come to expect from RRD.”

DLS Worldwide is a non-asset based platform providing logistics services through a third-party network of internal sales personnel, commissioned sales agents and approximately 140 agent-stations. DLS’ primary transportation modes include less-than-truckload, truckload, freight forwarding, expedited, parcel and intermodal. DLS Worldwide reported net sales, excluding intercompany transactions, of approximately $530 million for the 12 months ended June 30, 2020.

The sale price is equal to approximately nine times DLS Worldwide’s EBITDA for the 12 months ended June 30, 2020 including certain incremental stand-alone expenses and excluding certain corporate overhead allocations, restructuring and impairment charges and the results of the International Mail and Parcel Logistics business. RRD intends to use a portion of the proceeds from the transaction to reduce its borrowings under its credit facility and the remainder will be held temporarily as cash on hand until such time as the Company decides to further reduce outstanding borrowings on its credit facility and/or repurchase additional near term debt securities.

RRD previously sold its Print Logistics business in July of 2018 and its Courier Logistics business in March of 2020, in addition to its UK-based Global Document Solutions business in October of 2019.

Credit Suisse Securities (USA) LLC acted as the financial advisor and Baker & Hostetler LLP as legal advisor to RRD in connection with the transaction.

About RRD

RRD is a leading global provider of multichannel business communications services and marketing solutions. With more than 50,000 clients and 36,400 employees across 29 countries, RRD offers the industry’s most comprehensive offering of solutions designed to help companies—from Main Street to Wall Street—optimize customer engagement and streamline business operations across the complete customer journey. RRD offers a comprehensive portfolio of capabilities, experience and scale that enables organizations around the world to create, manage, deliver, and optimize their marketing and business communications strategies.

For more information, visit the Company’s web site at www.rrd.com.

Use of Forward-Looking Statements

This news release may contain “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the U.S. Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date of this news release and are based on current expectations and involve a number of assumptions, risks, and uncertainties that could cause the actual results to differ materially from such forward-looking statements. Readers are strongly encouraged to read the full cautionary statements contained in RRD’s filings with the SEC. RRD disclaims any obligation to update or revise any forward-looking statements.

RRD Investor Contact:

Johan Nystedt, Senior Vice President, Finance

Phone: 630-322-7111

E-mail: investor.info@rrd.com